UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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ASV HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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ASV Holdings, Inc.
840 Lily Lane
Grand Rapids, Minnesota 55744

April 26, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ASV Holdings, Inc. (the “Annual Meeting”) to be held at the Company’s corporate headquarters, located at 840 Lily Lane in Grand Rapids, MN on Thursday, June 7, 2018 at 10:00 a.m., local time.

Only stockholders who owned common stock at the close of business on April 13, 2018 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the election of two Class I directors to our Board of Directors (the “Board”), each to serve until the 2021 annual meeting and such other matters of business as are properly brought before the Annual Meeting or any adjournment thereof. The attached notice and proxy statement further describe the formal business to be transacted at the Annual Meeting.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, we are providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our proxy statement at www.asvi.com. On April 26, 2018, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote their shares. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

Your vote is important.  Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting, and we hope you will vote as soon as possible.  You may vote by proxy over the Internet or, if you received paper copies of the proxy materials, you may also vote by mail by following the instructions on the proxy card.  Voting over the Internet or completing, signing and returning the proxy card by mail will ensure your representation at the Annual Meeting regardless of whether you attend. If you decide to attend the Annual Meeting and wish to vote in person, you may do so by revoking your proxy at that time.

The Board of ASV Holdings, Inc. has determined that the matters to be considered at the Annual Meeting are in the best interests of ASV Holdings, Inc. and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote “FOR” the matter to be considered.

On behalf of the Board and the officers and employees of ASV Holdings, Inc., I would like to take this opportunity to thank our stockholders for their continued support of ASV Holdings, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Melissa K. How
Melissa K. How Secretary

ASV HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of ASV Holdings, Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 840 Lily Lane, Grand Rapids, MN 55744 at 10:00 a.m., local time, on Thursday, June 7, 2018 for the following purposes:

1.	To elect two directors to our Board of Directors.
2.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These proposals are more fully described in the proxy statement following this Notice.

The Board of Directors recommends that you vote FOR the election of the two nominees to serve as directors of the Company.

WHO MAY VOTE:

You may vote if you were the record owner of ASV Holdings, Inc. common stock at the close of business on April 13, 2018. A list of stockholders of record will be available at the Annual Meeting and, during the ten days prior to the Annual Meeting, at our principal executive offices located at 840 Lily Lane, Grand Rapids, MN 55744.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2018: The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, are available at www.asvi.com.

By Order of the Board of Directors,

/s/ Andrew Rooke
Andrew Rooke Chief Executive Officer

April 26, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the Internet as instructed in these materials or sign and return your proxy card prior to the Annual Meeting in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 7, 2018

ABOUT THE ANNUAL MEETING

What is the date, time and place of the Annual Meeting?

ASV Holdings, Inc.’s Annual Stockholders’ Meeting (the “Annual Meeting”) will be held on Thursday, June 7, 2018, beginning at 10:00 a.m., local time, at the Company’s corporate headquarters, 840 Lily Lane, Grand Rapids, MN 55744.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors and 2) any other matters that properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only our stockholders of record at the close of business on April 13, 2018, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting, or any postponement(s) or adjournment(s) of the Annual Meeting. As of the record date, there were 9,822,217 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval. Therefore, a total of 9,822,217 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of common stock representing a majority of the voting power of the outstanding shares of our common stock on the record date will constitute a quorum, permitting the Annual Meeting to conduct its business. As of the record date, there were 9,822,217 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

What vote is required to approve each item?

Election of the two director nominees under Proposal #1 requires the affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked WITHHOLD will not be counted toward the election of directors and, thus, will have no effect other than that they will be counted for establishing a quorum.

What is a “broker non-vote” and how is it counted?

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters, but not on non-routine matters (such as the election of directors without specific instructions from their clients. Thus, with regard to uninstructed shares, the broker may use its discretion to vote on the routine matter, but may not use its discretion to vote on any non-routine matters. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

What is the Board's recommendation?

As more fully discussed under Matters to Come Before the Annual Meeting, our Board of Directors (the “Board”) recommends a vote FOR the election of the respective nominees for director named in this proxy statement.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted FOR the election of the respective nominees for director named in this proxy statement. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or Internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the Annual Meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the Annual Meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Will my shares be voted if I do not submit a proxy?

Holders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1), which is considered a “non-routine” matter. If you do not provide the organization that holds your shares with specific voting instructions, the broker, trustee or nominee that holds your shares cannot vote on these non-routine matters.

Who is soliciting my vote?

The Company is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials.  The Company may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.  The Company expects Broadridge Financial Solutions, Inc. to tabulate the proxies.  In addition to this solicitation, proxies may be solicited by the Company’s directors, officers and other employees by telephone, the Internet of fax, in person or otherwise.  None of these persons will receive any additional compensation for assisting in the solicitation.

CORPORATE GOVERNANCE

Directors’ Independence

The Board has determined that all of the members of the Board are “independent” directors under the current Nasdaq Global Market listing standards, other than Mr. Rooke who is not independent because he is employed by the Company as our Chief Executive Officer.  In assessing the independence of our directors, our Board carefully considered all of the transactions, relationships and arrangements between the Company and its independent directors or their affiliated companies.  This review was based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management.

Board Meetings, Annual Meeting of Stockholders, and Attendance

During fiscal 2017, the Board met three times.  In addition to meetings of the full Board, directors also attended various Board committee meetings.  All directors attended 75% or more of the total number of meetings of the Board and committees of which they were members.  Our Board and committees may take formal action by written consent from time-to-time, in accordance with Delaware law, rather than holding formal Board and committee meetings.

Our Board has established three standing committees, an audit committee (the “Audit Committee”), a management development and compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”).

Our 2018 Annual Meeting of Stockholders will be the Company’s first such meeting as a reporting issuer and public company.

Determination of Current Board Leadership Structure

Our bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of our Board and Chief Executive Officer and/or the implementation of a presiding or lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Rooke currently serves as the Chairman of our Board, as well as the Company’s Chief Executive Officer. We believe that this leadership structure is appropriate at this time because:

•	it promotes unified leadership and direction for the Company;
•	it allows for a single, clear focus for management to execute the Company’s strategic initiatives and business plans;
•	our Chief Executive Officer is in the best position to chair Board meetings and to ensure that the key business issues and risks facing the Company are brought to the Board’s attention; and
•	we can more effectively execute our strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

Our Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Committees; Membership

The composition and responsibilities of each committee are described below. Each of these committees has a written charter adopted by our Board on May 11,2017. Copies of the charters for each committee are available by clicking on “Governance” in the Investors section of our website, www.asvi.com. Members serve on these committees until their resignations or until otherwise determined by our Board.

The Audit Committee

Members :	Joseph Nowicki, Chair
Brian Henry
David Rooney
Michael Lisi

The Audit Committee oversees our accounting and financial reporting processes and financial statements, our program to ensure compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.  The Audit Committee is comprised of four directors, all of whom meet the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission (the “SEC”).  The Board has identified Mr. Nowicki as an audit committee financial expert under the rules of the SEC.  The Audit Committee met six times in 2017.

The Compensation Committee

Members :	David Rooney, Chair
Brian Henry
Michael Lisi
Joseph Nowicki

The Compensation Committee provides recommendations concerning salaries and incentive compensation for our officers and employees.  The Compensation Committee is comprised of non-employee directors who meet the independence requirements of the Nasdaq listing standards.  The Compensation Committee met three times in 2017.

Among its various duties and responsibilities, the Compensation Committee is responsible for recommending to the Board the compensation and benefits of our Chief Executive Officer, establishing the compensation and benefits of our other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plan. The Compensation Committee also recommends the total compensation paid to non-management directors. As part of establishing compensation and benefits of our executive officers other than our Chief Executive Officer, our Chief Executive Officer discusses with and recommends to the Compensation Committee compensation of executive officers other than himself. The Compensation Committee has the authority to retain and terminate a consultant or other outside advisor on compensation matters and reviews and discusses with our Board corporate succession plans for the Chief Executive Officer and other key officers.

The Nominating Committee

Members :	Michael Lisi, Chair
Brian Henry
David Rooney
Joseph Nowicki

All of the Nominating Committee members meet the independence requirements of the Nasdaq listing standards.  The Nominating Committee met three times in fiscal 2017. The Nominating Committee recommends new director nominees to the Board.

The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders.  In evaluating a candidate for nomination as our director, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment.  The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by stockholders, or through some other source.

The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Nominating Committee.  This information is evaluated against the criteria set forth above and our specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Stockholder Recommendation and Nominations.    It is the policy of the Nominating Committee to consider director candidates recommended by a stockholder who (i) is a stockholder of record both at the time of the giving of the notice and at the time of the annual meeting, (ii) who shall be entitled to vote for the election of directors at the annual meeting and (iii) who shall have complied with the notice and other requirements set forth in our bylaws.

No candidates for director nominations were submitted by any stockholder in connection with the 2018 Annual Meeting.

Stockholders desiring to recommend a candidate for election to the Board of Directors for 2019 should send their recommendation in writing to the attention of Melissa K. How, Secretary, at the Company’s office located at 840 Lily Lane in Grand Rapids, MN. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. A copy of the Company’s bylaws is available upon written request to the Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2019 Annual Meeting of Stockholders” on page 26.

The Board’s Role in Risk Oversight

Our Board has oversight responsibility for the Company’s risk management process. The Board administers its oversight function through its committees, but retains responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. The Board has delegated to the Audit Committee oversight responsibility to review our code of ethics, including whether the code of ethics is successful in preventing illegal or improper conduct, and our management’s risk assessments and management’s financial risk management policies, including the policies and guidelines used by management to identify, assess and manage our exposure to financial risk. Our Compensation Committee assesses and monitors any major compensation-related risk exposures and the steps management should take to monitor or mitigate such exposures.

Executive Sessions

At least four times annually, our independent directors meet in executive session without any director who does not meet the independence requirements of the Nasdaq listing standards being present.

Code of Conduct

We have adopted a code of ethics applicable to our principal executive officer and principal financial and accounting officer, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the rules of the SEC promulgated thereunder, and the Nasdaq rules. The code of ethics also applies to all of our employees as well as our Board. In the event that any changes are made or any waivers from the provisions of the code of ethics are made, these events would be disclosed on our website or in a report on Form 8-K within four business days of such event. The code of ethics is posted on our website at www.asvi.com. Copies of the code of ethics will be provided free of charge upon written request directed to Investor Relations, ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, Minnesota 55744.

Communications with the Board

Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to: Board of Directors, ASV Holdings, Inc., Attention: Secretary, 840 Lily Lane, Grand Rapids, MN  55744.

Our corporate secretary will forward communications received to the chair of the Audit Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL # 1: Election of Directors

Nominees

The Company has three classes of directors and currently consists of five directors. The members of each class are elected to serve staggered three-year terms with the terms of the classes ending in successive years. There are currently two Class I directors whose terms are expiring at this 2018 Annual Meeting, two Class II directors whose terms will expire at the 2019 annual meeting, and one Class III director whose term will expire at the 2020 annual meeting. The Board of Directors has nominated Class I directors Brian Henry and David Rooney for election at the Annual Meeting. If elected, each of the nominees will continue as a director until the expiration of his three-year term at the annual meeting of stockholders on 2021 and until his successor is duly elected and qualified, or until his earlier resignation, removal or death.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two Class I director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director.

Vote Required and Board of Director’s Recommendation

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes are not counted in the election of directors.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Class I director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the Class I director nominees to be elected at the 2018 Annual Meeting of stockholders, as well as the Class II and Class III directors:

Name of Director/Nominee	Age (1)	Position
Class I Directors:
Brian J. Henry	59	Director Nominee
David Rooney	62	Director Nominee
Class II Directors:
Michael A. Lisi	61	Director
Joseph M. Nowicki	56	Director
Class III Director:
Andrew M. Rooke	60	Chairman of the Board and Chief Executive Officer

(1)	As of April 26, 2018.

Class I Directors and Nominees for the 2018 Annual Meeting

Brian J. Henry. Age 59. Mr. Henry has served as Senior Vice President, Finance and Business Development of Terex since 2002. Mr. Henry also became responsible for investor relations in August 2016.  Mr. Henry has been employed by Terex since 1993 and previously held at Terex the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. From 1990 to 1993, Mr. Henry was employed by KCS Industries, Inc., an entity that until December 31, 1993 provided administrative, financial, marketing, technical, real estate and legal services to Terex and its subsidiaries. Prior to that, Mr. Henry was Associate and then Vice President, Corporate Finance at PaineWebber Incorporated and was employed there for five years focusing on high yield and leveraged finance. Mr. Henry holds a Bachelor of Arts degree in Economics from Georgetown University and a Master of Management degree from Northwestern University.

Mr. Henry has served as a member of our Board since May 2017. We believe Mr. Henry is qualified to serve as a director of the Company due to his extensive industry experience with Terex and his expertise in development and implementation of strategic acquisitions, development and joint ventures as he has provided leadership for more than 50 M&A transactions and joint ventures worldwide during the past 26 years.

David Rooney.  Age 62.  Since 2008, Mr. Rooney has served as a consultant to organizations developing client-centered strategies and tactics on brand positioning, integrated organizations and customer relationship management.  Mr. Rooney has over 30 years of experience in marketing and market analysis, global communications and product positioning. Mr. Rooney’s career with Chrysler Corporation spanned over twenty-five years where he held multiple management and Director level positions, including Director of Chrysler Marketing and Global Communications for Chrysler/Daimler Chrysler Corporation from 2006 to 2008 and Executive Director of Marketing for SAAB Cars North America from 2011 to 2012.  Since July 2008, Mr. Rooney has served as a principal at The 31st Second LLC: Business Consulting where his projects included consulting on marketing strategies and planning, creative content, web site development, digital media and retail distribution. Since 2008, Mr. Rooney has served as an Adjunct Professor at Oakland University School of Business Administration in Rochester, Michigan and is currently an Executive in Residence.  He holds a Bachelor of Arts degree in Marketing from Michigan State University and a Master in Business Administration from the University of Detroit.

Mr. Rooney has served as a member of our Board since May 2017. We believe Mr. Rooney is qualified to serve as a director of the Company due to his extensive experience advising companies on product and brand positioning, customer relations, communications and sales and distribution.

Class II Directors

Michael A. Lisi.  Age 61.  Since March 2015, Mr. Lisi has been a partner and managing member with Bridge Intellectual Property Services PLLC, a law firm based out of Pleasant Ridge, Michigan.  Mr. Lisi’s practice is concentrated in the area of intellectual property, which includes global trademark and copyright clearance, registration and enforcement, and providing intellectual property and litigation analyses and reports for use in audits and securities filings of public company clients.  He has significant experience in advising companies on competition and commercial legal issues as well as tax issues relating to intangible assets.  As the managing member of Bridge Intellectual Property Services, Mr. Lisi is responsible for tax-related matters, compensation, benefit plans, ethics compliance, and business development and marketing.  From April 2004 to February 2015, Mr. Lisi was a partner at Honigman Miller Schwartz and Cohn LLP, a law firm based out of Detroit, Michigan.  Mr. Lisi received a J.D. degree from the University of Michigan.

Mr. Lisi has served as a member of our Board since May 2017. We believe Mr. Lisi is qualified to serve as a director of the Company due to his extensive experience advising public companies.

Joseph M. Nowicki.  Age 56.  Mr. Nowicki is the Executive Vice President and Chief Financial Officer of Beacon Roofing Supply, a Nasdaq-listed distributor of roofing and building materials, a position he assumed in March 2013.  At Beacon, Mr. Nowicki is responsible for the oversight of finance, information technology and investor relations.  Mr. Nowicki also serves on the Board for Diversified Restaurant Holdings, a position he has held since 2010.  Mr. Nowicki served as the Chief Financial Officer of Spartan Motors, Inc., a Nasdaq-listed specialty vehicle manufacturer from June 2009 to March 2013.  Previously, Mr. Nowicki spent approximately 17 years with Herman Miller, Inc., a furniture manufacturer, where he served as Treasurer and as a member of Herman Miller’s key leadership team, managing all treasury activities for the company including establishing the overall capital and debt structure, overseeing the pension and investment strategy, and leading investor relations activities.  Before joining Herman Miller, he held several operations and finance positions, including working for IBM and General Motors, and spent several years in public accounting.  Mr. Nowicki is a Certified Public Accountant and received a Master of Business Administration from the University of Michigan—Ross School of Business.

Mr. Nowicki has served as a member of our Board since May 2017. We believe Mr. Nowicki is qualified to serve as a director of the Company due to his extensive public company experience and specialized accounting, finance and capital markets expertise.

Class III Directors

Andrew M. Rooke.  Age 60.  Mr. Rooke has served as our Chief Executive Officer since December 2016.  He was the President and Chief Operating Officer of Manitex from March 2007 through December 2016 and has been directly engaged in the operations of our business as a member of our Board of Managers since the formation of the Joint Venture in December 2014.  Mr. Rooke joined Manitex in January 2007 as President and Chief Operating Officer of the Testing and Assembly Equipment segment.  From 2002 through June 2006, he was the Chief Financial Officer and Vice President of Finance for GKN Sinter Metals, Inc., a wholly owned subsidiary of GKN plc, a company with 46 operating units worldwide that is engaged in the design, manufacture and sales of highly engineered components and assemblies to the global automotive and industrial OEMs, including con rods, transmissions and gears.  During his employment with GKN Sinter Metals, Inc., Mr. Rooke was responsible for worldwide finance operations, including reporting, treasury, compliance and analysis, information technology, worldwide procurement and business strategy, including mergers and acquisitions.  Prior to that, Mr. Rooke was Director and Controller of GKN Off-Highway and Auto Components Division.  In February 2012, Mr. Rooke was appointed and serves as a Member of Spartan Motors, Inc. Board.  Mr. Rooke holds a Bachelor of Arts in economics from York University in the United Kingdom. Mr. Rooke is qualified as a Chartered Accountant and is a member of the Institute of Chartered Accountants in England and Wales.

Mr. Rooke has served as a member of our Board since May 2017. We believe Mr. Rooke is qualified to serve as a director of the Company due to his significant management and executive experience with the Company and Manitex.  Mr. Rooke brings an extensive knowledge and understanding of the Company and our business.

EXECUTIVE OFFICERS

The following sets forth information about our executive officers as of the date of this proxy statement. For more information regarding Andrew Rooke, our Chief Executive Officer, see “Proposal #1: Election of Directors- Nominees and Directors”:

Named Executive Officer	Age	Position
Andrew M. Rooke	60	Chief Executive Officer and Chairman of the Board
Melissa How	48	Chief Financial Officer

Melissa How.  Age 48.  Ms. How brings more than sixteen years of leadership experience in both the private and public sectors.  She joined ASV, Inc. in 1999 after spending seven years as an accounting supervisor with Industrial Lubricant Co.  She was named Controller of ASV, Inc. in 2006 and assumed the lead finance role for ASV, Inc. in 2009.  In 2012, under Terex ownership, she became Finance Director of Terex with responsibility for several Terex business segments and with a focus on internal controls and strategic objectives.  In that capacity, Ms. How has served as our Finance Director from December 2014 until May 2017, when she was appointed as our Chief Financial Officer and Secretary in connection with the Company’s initial public offering.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following is a discussion and analysis of compensation arrangements of our named executive officers (“NEOs”). This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Compensation Committee, which has been appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

We operated as a joint venture of Manitex and Terex until consummation of the LLC Conversion and our initial public offering in May 2017, each as described further under “Certain Relationships and Related Transactions—Transactions with Terex and Manitex”. Until December 2016, our Chairman and Chief Executive Officer served as an executive officer of Manitex and as a result, Manitex determined the 2016 compensation of our Chairman and Chief Executive Officer. In addition, our NEOs received equity-based compensation from Manitex in connection with their services to the Company.

Mr. DiBiagio’s and Ms. How’s compensation for 2016 was determined by Terex, Manitex, our Board of Managers and Mr. Rooke, and not determined or reviewed by the Compensation Committee. As an executive officer of Manitex, Mr. Rooke’s compensation was reviewed and determined by Manitex’s compensation committee.

Summary Compensation Table

The Summary Compensation Table below summarizes the total compensation of our NEOs for the fiscal years ended December 31, 2017 and 2016:

					Stock		All Other
Name and Principal Position	Year	Salary		Bonus(1)	Awards(2)		Compensation(3)	Total
Andrew Rooke	2017	$411,151		324,950	$429,452	(5)	$56,641	$1,216,757
Chairman and CEO	2016	$341,856	(4)	80,500	$186,720	(6)	$136,795	$745,871

James DiBiagio (11)	2017	$251,702		192,500	$219,992	(7)	$18,451	$682,645
COO	2016	$207,164		80,500	$70,020	(8)	$16,921	$374,605

Melissa How	2017	$180,010		74,150	$167,195	(9)	$12,393	$433,747
CFO	2016	$145,583		30,000	$29,175	(10)	$5,374	$210,132

(1)

The Company awarded Mr. Rooke a retention cash bonus of $100,000, which was paid by the Company in June 2017. Mr. DiBiagio and Ms. How received retention cash bonuses of $50,000 and $20,000, respectively, which were paid by the Company in March 2017.  Mr. Rooke, Mr. DiBiagio and Ms. How also received discretionary cash bonuses for performance in 2017, which were paid by the Company in March 2018.  Manitex awarded Mr. Rooke a discretionary cash bonus of $80,500 for 2016, which was paid by the Company in March 2017. Mr. DiBiagio and Ms. How received discretionary cash bonuses for performance in 2016.

(2)

The amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the grant date fair value of stock awards granted to the named executive officers during the applicable year determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See “Note 12—Equity” to our Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for details as to the assumptions used to determine the fair value of the stock awards granted by us. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. The stock awards include restricted stock units granted pursuant to the 2017 Plan (as described below under “—Equity Compensation Plans and Other Benefit Plans”). The actual value that may be realized from the restricted stock unit awards is contingent upon the NEO remaining an employee of the Company on the vesting date.

(3)

For 2017, represents a $12,000 car allowance, $13,862 401(k) matching contribution, $5,437 country club dues and $25,342 for insurance premiums paid in connection with whole life and term life insurance policies purchased by the Company that are owned by Mr. Rooke. For 2017, represents a $9,403 car allowance, $8,706 in 401(k) matching contribution, and $342 for life insurance premiums for Mr. DiBiagio and $5,710 car allowance, $6,341 in 401(k) matching contribution and $342 for life insurance premiums for Ms. How. For 2016, represents a $12,000 car allowance, $4,815 401(k) matching contribution, a $93,377 housing allowance and $26,603 for insurance premiums paid in connection with whole life and term life insurance policies purchased by Manitex that were owned by Mr. Rooke. All components of Mr. Rooke’s 2016 compensation represent compensation paid by Manitex. For 2016, represents a $9,000 car allowance, $7,579 in 401(k) matching contribution, and $342 for life insurance premiums for Mr. DiBiagio and $5,055 in 401(k) matching contribution and $319 for life insurance premiums for Ms. How.

(4)	Amount represents cash salary earned and received from Manitex.
(5)

On June 2, 2017, in connection with the Company’s initial public offering, Mr. Rooke was issued 28,908 restricted stock units pursuant to the Company’s 2017 Plan with a value of $232,998 based on the closing price of $8.06 of the Company’s common stock on the date of grant. Under this award, 9,539 units will vest on June 2, 2018 and 2019, respectively, and 9,830 units will vest on June 2, 2020. On December 14, 2017, Mr. Rooke was awarded 24,465 shares of the Company’s common stock with a value of $196,454 based on the closing price of $8.03 of the Company’s common stock on the date of grant. Under this award, 8,073 units will vest on December 14, 2018 and 2019, respectively, and 8,319 units will vest on December 14, 2020.

(6)

On January 4, 2016, Mr. Rooke was awarded 16,000 Manitex restricted stock units with a value of $97,120 based on the closing price of $6.07 per share of Manitex common stock on the date of grant. Under this award, 5,280 units vested on January 4, 2017 and 5,280 units and 5,440 units would have vested on January 4, 2018 and 2019, respectively. On December 14, 2016, Mr. Rooke was awarded 16,000 Manitex restricted stock units with a value of $89,600 based on the closing price of $5.60 per share of Manitex common stock on the date of grant. Under this award, 5,280 units, 5,280 units and 5,440 units vested or would have vested, as applicable, on December 14, 2017, 2018 and 2019, respectively.  On June 2, 2017 and in connection with the Company’s initial public offering, the Company converted all previously outstanding restricted stock units that related to common stock of, and were issued by, Manitex, into 23,275 restricted stock units under the Company’s 2017 Plan. The new awards are generally subject to the same vesting schedule, terms and other conditions as the Manitex awards that were converted.

(7)

On June 2, 2017, in connection with the Company’s initial public offering, Mr. DiBiagio was issued 12,406 restricted stock units pursuant to the Company’s 2017 Plan with a value of $99,992 based on the closing price of $8.06 of the Company’s common stock on the date of grant. Under this award, 4,093 units will vest on June 2, 2018 and 2019, respectively, and 4,220 units will vest on June 2, 2020. On December 14, 2017, Mr. DiBiagio was awarded 14,944 shares of the Company’s common stock with a value of $120,000 based on the closing price of $8.03 of the Company’s common stock on the date of grant. Under this award, 4,932 units will vest on December 14, 2018 and 2019, respectively, and 5,080 units will vest on December 14, 2020.

(8)

On January 4, 2016, Mr. DiBiagio was awarded 6,000 Manitex restricted stock units with a value of $36,420 based on the closing price of $6.07 per share of Manitex common stock on the date of grant. Under this award, 1,980 units vested on January 4, 2017, 1,980 units will vest on January 4, 2018 and 2,040 units will vest on January 4, 2019. On December 14, 2016, Mr. DiBiagio was awarded 6,000 Manitex restricted stock units with a value of $33,600 based on the closing price of $5.60 per share of Manitex common stock on the date of grant. Under this award, 1,980 units will vest on each of December 14, 2017 and 2018, respectively, and 2,040 units will vest on December 14, 2019. On June 2, 2017 and in connection with the Company’s initial public offering, the Company converted all previously outstanding restricted stock units that related to common stock of, and were issued by, Manitex, into 9,161 restricted stock units under the Company’s 2017 Plan. The new awards are generally subject to the same vesting schedule, terms and other conditions as the Manitex awards that were converted.

(9)

On June 2, 2017, Ms. How was issued 9,429 restricted stock units pursuant to the Company’s 2017 Plan with a value of $75,998 based on the closing price of $8.06 of the Company’s common stock on the date of grant. Under this award, 3,111 units will vest on June 2, 2018 and 2019, respectively, and 3,207 units will vest on June 2, 2020. On December 14, 2017, Ms. How was awarded 11,357 shares of the Company’s common stock with a value of $91,197 based on the closing price of $8.03 of the Company’s common stock on the date of grant. Under this award, 3,748 units will vest on December 14, 2018 and 2019, respectively, and 3,861 units will vest on December 14, 2020.

(10)

On January 4, 2016, Ms. How was awarded 2,500 Manitex restricted stock units with a value of $15,175 based on the closing price of $6.07 per share of Manitex common stock on the date of grant. Under this award, 825 units vested on January 4, 2017, 825 units will vest on January 4, 2018, and 850 units will vest on January 4, 2019. On December 14, 2016, Ms. How was awarded 2,500 Manitex restricted stock units with a value of $14,000 based on the closing price of $5.60 per share of Manitex common stock on the date of grant. Under this award, 825 units will vest on each of December 14, 2017 and 2018, respectively, and 850 units will vest on December 14, 2019. On June 2, 2017 and in connection with the Company’s initial public offering, the Company converted all previously outstanding restricted stock units that related to common stock of, and were issued by, Manitex, into 3,814 restricted stock units under the Company’s 2017 Plan. The new awards are generally subject to the same vesting schedule, terms and other conditions as the Manitex awards that were converted.

(11)	Mr. DiBiagio is no longer an employee of the Company.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

The base salaries as of January 1, 2017 for our named executive officers were:

Named Executive Officer	Base Salary
Andrew M. Rooke	$355,000
James DiBiagio	$230,000
Melissa How	$150,000

Following the completion of the Company’s initial public offering in May 2017, the annual base salaries for our named executive officers were adjusted. See “—Our Current Executive Compensation Program—Annual Base Salary”.

Discretionary Bonuses

For 2016, the Manitex board of directors granted discretionary cash bonuses to Mr. Rooke, Mr. DiBiagio and Ms. How of $80,500, $80,500 and $30,000, respectively, which were paid by us in March 2017. For 2017, the Company awarded Mr. Rooke a retention cash bonus of $100,000, which was paid in June 2017. Mr. DiBiagio and Ms. How received retention cash bonuses of $50,000 and $20,000, respectively, which were paid in March 2017.  Mr. Rooke, Mr. DiBiagio and Ms. How also received discretionary cash bonuses for performance in 2017 of $224,950, $142,500 and $54,150, respectively, which were paid by the Company in March 2018.

Long-Term Incentive (Equity Awards)

In 2016, Manitex granted Mr. Rooke two separate discretionary long-term incentive awards, a grant on January 4, 2016, of 16,000 restricted stock units and a second grant on December 14, 2016, of 16,000 restricted stock units, each vesting over a three-year period. Manitex also granted long-term incentive awards to other employees. On January 4, 2016, Mr. DiBiagio and Ms. How were awarded 6,000 and 2,500 restricted stock units, respectively, each vesting over the same three-year period. On December 14, 2016, Mr. DiBiagio and Ms. How were awarded 6,000 and 2,500 restricted stock units, respectively, each vesting over the same three-year period. In connection with the Company’s initial public offering in May 2017, these equity awards that related to Manitex common stock were converted on June 2, 2017 into equity awards that relate to the Company’s common stock. The new awards are generally subject to the same vesting schedule, terms and other conditions as the Manitex awards that were converted.

In addition to the grants by the Company to the NEOs of restricted stock units which converted the Manitex awards to Company awards, on December 14, 2017, the Company granted each of the NEOs a discretionary long-term incentive award pursuant to its 2017 Equity Incentive Plan, as further described in the footnotes to the Summary Compensation Table above.

Health and Retirement Benefits

In 2016, Mr. Rooke participated in the same broad-based benefit programs offered to other U.S. employees of Manitex, including healthcare and dental plans, long-term disability insurance, a 401(k) program with a match and life insurance plans. In addition, Mr. DiBiagio and Ms. How participated in broad-based Manitex benefit programs offered to the other U.S. employees of Manitex.

In 2017, Mr. Rooke, Mr. DiBiagio, and Ms. How participated in benefit programs offered to U.S. employees of the Company, including healthcare and dental plans, long-term disability insurance, a 401(k) program with a match and life insurance plans. Outstanding Equity Awards at Fiscal Year End

The following table summarizes, for each of our named executive officers, the number of shares of restricted stock units held as of December 31, 2017. The market value for each awarded is based on the Company’s closing share price on December 29, 2017 of $10.15.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Andrew Rooke	6/2/2017	28,908	(1)	$293,416
	6/2/2017	23,275	(2)	$236,241
	12/14/2017	24,465	(3)	$248,320

James DiBiagio (10)	6/2/2017	12,406	(4)	$125,921
	6/2/2017	9,161	(5)	$92,984
	12/14/2017	14,944	(6)	$151,682

Melissa How	6/2/2017	9,429	(7)	$95,704
	6/2/2017	3,814	(8)	$38,712
	12/14/2017	11,357	(9)	$115,274

(1)	Company restricted stock unit award granted on June 2, 2017 of 28,908 units, of which 9,539 units will vest on June 2, 2018 and 2019, respectively, and 9,830 units will vest on June 2, 2020.
(2)

As described in the footnotes to the Summary Compensation Table above, on June 2, 2017, all outstanding Manitex awards were converted into an award of restricted stock units under the Company’s 2017 Plan.  The awards vest as follows: 2,907 units on January 1, 2018, 5,016 units on January 4, 2018, 5,016 units on December 14, 2018, 5,168 units on January 4, 2019 and 5,168 units on December 14, 2019.

(3)	Company restricted stock unit award of 24,465 units, of which 8,073 units will vest on December 14, 2018 and 2019, respectively, and 8,319 units will vest on December 14, 2020.
(4)	Company restricted stock unit award of 12,406 units, of which 4,093 units will vest on June 2, 2018 and 2019, respectively, and 4,220 units will vest on June 2, 2020.
(5)

As described in the footnotes to the Summary Compensation Table above, on June 2, 2017, all outstanding Manitex awards were converted into an award of restricted stock units under the Company’s 2017 Plan.  The awards vest as follows: 1,523 units on January 1, 2018, 1,881 units on January 4, 2018, 1,881 units on December 14, 2018, 1,938 units on January 4, 2019 and 1,938 units on December 14, 2019.

(6)	Company restricted stock unit award of 14,944 units, of which 4,932 units will vest on December 14, 2018 and 2019, respectively, and 5,080 units will vest on December 14, 2020.
(7)	Company restricted stock unit award of 9,429 units, of which 3,111 units will vest on June 2, 2018 and 2019, respectively, and 3,207 units will vest on June 2, 2020.
(8)

As described in the footnotes to the Summary Compensation Table above, on June 2, 2017, all outstanding Manitex awards were converted into an award of restricted stock units under the Company’s 2017 Plan. The awards vest as follows: 634 units on January 1, 2018, 783 units on January 4, 2018, 783 units on December 14, 2018, 807 units on January 4, 2019 and 807 units on December 14, 2019.

(9)	Company restricted stock unit award of 11,357 units, of which 3,748 units will vest on December 14, 2018 and 2019, respectively, and 3,861 units will vest on December 14, 2020.
(10)	Mr. DiBiagio is no longer an employee of the Company.

Agreements with our Named Executive Officers

On January 9, 2017, we entered into an employment agreement with Mr. Rooke (the “Rooke Agreement”), which became effective upon the closing of the initial public offering on May 17, 2017. On November 29, 2016, we entered into employment agreements with Mr. DiBiagio and Ms. How (the “How Agreement”), which also became effective upon the closing of the initial public offering on May 17, 2017. Pursuant to these agreements, Mr. Rooke serves as our Chief Executive Officer, Mr. DiBiagio served as our Chief Operating Officer until April 6, 2018 and Ms. How serves as our Chief Financial Officer. Each agreement provides for an initial term of three years. Mr. Rooke’s will automatically renew for periods of three years and Ms. How’s for periods of one year, unless either we or Mr. Rooke or Ms. How notifies the other in writing of a decision not to renew. As noted above, as of April 6, 2018, Mr. DiBiagio retired from his position as Chief Operating Officer and is no longer an employee of the Company.

Pursuant to these agreements, Mr. Rooke is entitled to an annual base salary of $409,285 and Ms. How to an annual base salary of $190,000, in each case beginning from the closing of the initial public offering on May 17, 2017. Each executive is also entitled to participate in an annual incentive and long-term incentive program. The annual incentive program is determined by our Compensation Committee based upon our achievement of goals and objectives for each year, although the Rooke Agreement provides that Mr. Rooke is entitled to a target annual incentive of 100% of his base salary. For more information about our annual incentive program, see “—Our Current Executive Compensation Program—Annual Incentive Program” below. The long-term incentive program is also determined by our Compensation Committee, although the Rooke Agreement provides that Mr. Rooke is entitled to a target long term incentive opportunity at 50% of his base salary. For more information about our long-term incentive program, see “—Our Current Executive Compensation Program—Long-Term Incentive Program” below.

Each agreement also provides for an equity grant (based on grant date fair market value) in stock options, restricted stock or other form of equity award as determined by the Compensation Committee in the amount of $233,000 for Mr. Rooke and $76,000 for Ms. How. These awards were granted as restricted stock units under the 2017 Plan on June 2, 2017. Each executive also receives employee benefits made available to our other employees, including, without limitation, participation in any 401(k) plan, 28 days (for Ms. How) or four weeks (for Mr. Rooke) paid vacation time and monthly reimbursement for country club and/or private club dues (up to $1,000 for Mr. Rooke and $500 for Ms. How). Mr. Rooke is also entitled to monthly car payment reimbursements of $1,000 and Ms. How to monthly car payment reimbursements of $750.

If we terminate the employment of an executive “without cause,” as defined in the agreements, or if any executive terminates his or her employment for “good reason”, as defined in the agreements, the terminated executive would be entitled to receive the following:

•

a cash amount equal to the lesser of the executive’s base salary for the remaining portion of his or her initial term or the then-current renewal term or one year of base salary, to be paid in equal installments over a one-year period;

•	health plan continuation coverage in accordance with COBRA;
•	continuation of perquisites for a period of one year;
•	reimbursement of any unpaid expenses incurred prior to the date of termination; and
•	payment for accrued but unused vacation as of the date of termination.

For purposes of the employment agreements, “good reason” means:

•

a material diminution, adverse to the executive, in his or her position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his or her employment for just cause or permanent disability;

•	a material decrease in the executive’s base salary, annual bonus opportunity or benefits (other than any such decrease applicable to similarly situated employees of the Company generally).

The executive will be required to provide written notice of grounds for termination for good reason within 30 days of the existence of such grounds and we will have a period of 60 days after receipt of such notice to cure such circumstances. Any failure to terminate his or her employment within 90 days after the first occurrence of applicable grounds for such termination for good reason will be deemed an affirmative waiver of the executive’s right to terminate for good reason.

If we terminate the employment of Mr. Rooke or Ms. How upon his or her permanent disability, the terminated executive will be entitled to receive the following:

•

a cash amount equal to the lesser of the executive’s base salary for the remaining portion of his or her initial term or the then-current renewal term or, for Mr. Rooke, one year of base salary to be paid in equal installments over a one-year period or, for Ms. How, six months of base salary to be paid in equal installments over a six-month period;

•	health plan continuation coverage in accordance with COBRA;
•	continuation of perquisites; and
•	reimbursement of any unpaid expenses incurred prior to the date of termination.

An executive will be determined “permanently disabled” for purposes of the employment agreements upon the earlier of (i) the end of a six consecutive month period during which such executive was unable to perform substantially all of his or her duties due to physical or mental injury, impairment or disease, or (ii) the date that a reputable physician selected by our Board (without reasonable objection by the executive) determines in writing that such executive will be unable to perform substantially all of his or her duties for a period of at least six consecutive months due to physical or mental injury, impairment or disease. Receipt of the severance payments above will be subject to the execution and non-revocation by the executive of a general release of claims on terms determined by us.

If Mr. Rooke or Ms. How is terminated for “just cause”, then all payments of compensation to the terminated executive immediately terminate and all perquisites and benefits will immediately cease except as required by statute.

For purposes of the employment agreements, “just cause” means:

•	the executive’s admission, or conviction, of any act of fraud, embezzlement or theft against us;
•	the executive’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation;
•

the executive’s violation of the restrictive covenants regarding competition, non-disclosure and intellectual property set forth in the employment agreement, and failure by the executive to cure such violation within 10 days’ notice by us;

•	the executive’s misappropriation of Company funds or a corporate opportunity;
•

the executive’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring us into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on our business;

•	any violation by the executive of any statutory or common law duty of loyalty to us, and failure by the executive to cure such violation within 10 days’ notice by us;
•	alcohol or substance abuse by the executive that interferes with the performance of his or her essential duties, and failure by the executive to cure such violation within 10 days’ notice by us; or
•	any other material breach of the employment agreement, and failure by the executive to cure such violation within 10 days’ notice by us.

The employment agreements provide that “just cause” does not include bad judgment or ordinary negligence on the part of the executive, any act or omission believed by the executive in good faith to have been in or not opposed to the interests of the Company, or any act or omission that met the standard of conduct for indemnification or reimbursement under our bylaws or applicable law.

Potential Payments to Executive Officers upon Termination or Change of Control

Each of the Rooke Agreement and the How Agreement provides for certain payments to the executive upon termination following a change of control after the effectiveness of the employment agreements. Under the employment agreements, severance payments in connection with a change of control are subject to a “double trigger”, meaning both a change of control and a termination are required.

If Mr. Rooke’s or Ms. How’s employment is terminated by us without cause or for good reason (each as defined in the employment agreements and as summarized above) within 24 months following a “change of control” (as defined in the employment agreements), the terminated executive will be entitled to the greater of his or her base salary for the remaining portion of his or her initial term or the then-current renewal term, as applicable, or the sum of the following:

•	two times the average of the executive’s annual base salary in effect at the time of notice of termination;
•	two times the average of the executive’s annual earned bonuses from us for the three calendar years preceding the termination; and
•

the product of a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, and the annual bonus that we most recently paid to the executive (if any) with respect to the calendar year preceding the date of termination.

We would pay the executive the above sum in regular installments over a two-year period following termination. In addition, Mr. Rooke is entitled to a lump-sum payment of $50,000 and Ms. How to a lump-sum payment of $25,000, each payable within 60 days following termination.

The terminated executive would also be entitled to a continuation of perquisites, pay for accrued but unused vacation, and reimbursement of unpaid expenses. Receipt of the severance payments upon a change of control is subject to the execution and non-revocation by the executive of a general release of claims on terms determined by us.

For purposes of the employment agreements, a “change of control” means any of the following, but, to the extent required to avoid the adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), only to the extent any such event also constitutes a change in control event for purposes of Section 409A of the Code:

•	the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities;
•

the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the stockholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation;

•	the failure of the Company to assign an applicable employment agreement to its successor;
•

a majority of the members of the Board on the date of the employment agreement (each a “Current Director”) cease to be members of the Board, provided that any director recommended by a majority of the Current Directors as a successor of a Current Director will be deemed to be a Current Director;

•	the acquisition of a controlling interest in the Company or in any of the Company’s successors by any party other than Manitex or Terex; and
•	the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

Our Current Executive Compensation Program

Our Compensation Committee determines the appropriate compensation plans and programs for our executives. Our Compensation Committee reviews and evaluates our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. In addition, our Compensation Committee may retain its own compensation consultant to advise the Compensation Committee in its compensation planning decisions.

The compensation plans and arrangements for our NEOs consist generally of an annual base salary, a short-term annual incentive component, a long-term incentive (equity awards) component and health and retirement benefits component. The Rooke Agreement and the How Agreement expressly provide for certain of these components, including base salary, an initial equity grant and certain perquisites. A summary of the plans and arrangements that our Compensation Committee has adopted is set forth below.

Annual Base Salary

The table below sets forth the initial base salaries for 2017 for Mr. Rooke and Ms. How as provided in their employment agreements.

Named Executive Officer	Base Salary
Andrew M. Rooke	$409,285
Melissa How	$190,000

Under the Rooke Agreement and the How Agreement, base salary is subject to review and adjustment by our Compensation Committee on an annual basis.

Annual Incentive Program

Our annual incentive plan provides for “threshold”, “target” and “maximum” payouts based on the achievement of company performance metrics determined by the Compensation Committee. The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that performance goal. The “maximum” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. Any payout of the annual incentive would be at least 80% cash and no more than 20% in immediately vested stock. The Compensation Committee has approved the following “target” levels for each of our named executive officers for the annual incentive (with target represented as a percentage of base salary), with “threshold” and “maximum” levels of 20% and 150%, respectively.

Named Executive Officer	Target (Percentage of Base Salary)
Andrew M. Rooke	100% (1)
Melissa How	50%

(1)	100% target is set forth in the Rooke Agreement.

Long-Term Incentive Plan

Our NEOs and other key executives receive annual grants of restricted stock units or other equity awards pursuant to the 2017 Plan in order to align the long-term interests of management with those of our stockholders and incentivize them to manage our business to meet our long-term business goals and create sustainable long-term stockholder value. Our target long-term incentive consists of two elements, consisting of the payment of up to 20% of our annual incentive in immediately vesting restricted stock units and a discretionary grant of restricted stock units under the 2017 Plan. Our long-term incentive plan targets are as follows (represented as a percentage of base salary):

Named Executive Officer	Target (Percentage of Base Salary)
Andrew M. Rooke	50% (1)
Melissa How	50%

(1)	50% target is set forth in the Rooke Agreement.

Other Benefits

The Rooke Agreement and the How Agreement each provide that Mr. Rooke and Ms. How are eligible to participate in all of our employee benefit plans, such as medical, dental group life, short and long-term disability in each case on the same basis as other employees, subject to applicable laws. Each of our named executive officers is entitled under his or her employment agreement to vacation (four weeks for Mr. Rooke and 28 days for Ms. How) in accordance with our vacation policies and to reimbursement for country club and/or private club dues (up to $1,000 per month for Mr. Rooke and $500 per month for Ms. How). We believe these benefits are important to attracting and retaining experienced executives.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to the chief executive officer and the three other most highly paid executive officers, other than the principal financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We may structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board may, in its judgment, authorize compensation arrangements and payments that do not comply with the exemptions in Section 162(m).

The Compensation Committee also takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Equity Compensation Plans and Other Benefit Plans

ASV 2017 Equity Incentive Plan

Our Board has adopted, and our stockholders have approved, our 2017 Equity Incentive Plan (the “2017 Plan”), for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries, and to stimulate their efforts toward our continued success, long-term growth and profitability. The 2017 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, other equity-based awards and cash bonus awards. We have reserved 1,250,000 shares of our common stock for issuance under the 2017 Plan.

Administration of the 2017 Plan. The Compensation Committee administers the 2017 Plan and determines all terms of awards under the plan. The Compensation Committee also interprets the provisions of the plan. During any period of time in which we do not have a compensation committee, or otherwise at the election of our Board, our Board or another committee appointed by our Board will administer the plan. References below to the Compensation Committee include a reference to the Board or another committee appointed by the Board for those periods in which the Board or such other committee appointed by the Board is acting.

Eligibility. All of our employees are eligible to receive awards under the 2017 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive awards under the 2017 Plan, other than incentive stock options.

Share Authorization. As stated above, we have reserved an aggregate of 1,250,000 shares of common stock for issuance under the 2017 Plan. In connection with stock splits, dividends, recapitalizations and certain other events, our Board will make proportionate adjustments in the aggregate number of shares of common stock that we may issue under the 2017 Plan and the terms of outstanding awards. If any shares of stock covered by an award granted under the 2017 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any shares of stock subject thereto, or is settled in cash in lieu of shares of stock, then such number of shares with respect to such award will be available for making awards under the 2017 Plan. If shares of stock subject to an award are surrendered in connection with the purchase of shares of stock upon exercise of an option, deducted from payment of an award in connection with tax withholding obligations or purchased by us with proceeds from option exercises, then such shares will not be available for making awards under the 2017 Plan.

During any time that the transition period under Section 162(m) of the Code has expired or does not apply, the maximum number of shares of common stock subject to options or stock appreciation rights that we can issue under the 2017 Plan to any person is 250,000 in any single calendar year. The maximum number of shares of common stock that we can issue under the 2017 Plan to any person other than pursuant to an option or stock appreciation right is 250,000 in any single calendar year. The maximum amount that any one person may earn as an annual incentive award or other cash award in any calendar year is $1,000,000 and the maximum amount that any one person may earn as a performance award or other cash award in respect of a performance period is $1,000,000. The non-employee directors are entitled to receive awards in a calendar year with a maximum aggregate value of $250,000.

Change of Control. If we experience a change of control, our Compensation Committee may determine whether (i) the successor corporation may assume or substitute for each outstanding award, (ii) the vesting of such awards held by current service providers may be accelerated in full and/or (iii) all outstanding awards are to be cancelled as of the effective date of the consummation of the transaction in exchange for the payment of a cash amount that would have been attained upon exercise or vesting of such awards. In the case of performance shares and performance units, our Compensation Committee will determine what adjustments, accelerations or amendments, if any, will be applied to such awards, either at the time or grant or prior to the change of control.

Amendment; Termination. Our Board may amend or terminate the 2017 Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or rules of a stock exchange on which the common stock is then listed or if the amendment increases the total number of shares available under the 2017 Plan, except in connection with adjustments in capitalization described above under “—Share Authorization”. Unless terminated sooner by our Board or extended with stockholder approval, the 2017 Plan will terminate on the tenth anniversary of the completion of our initial public offering on May 17, 2017.

Director Compensation

Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. We have adopted a policy for compensating our non-employee directors with a combination of cash and equity. Non-employee directors receive an annual cash retainer of $32,000. Committee chairs receive an additional cash amount of $8,000 for each of the Audit and Compensation Committees, and $5,000 for the Nominating Committee. Non-employee directors also receive an annual equity grant valued at $30,000. The Compensation Committee recommended equity awards in the form of restricted stock units and/or stock options for our Board under the 2017 Plan. These awards, which were in the form of restricted stock units, were granted, fully vested, on March 15, 2018 and were prorated from the commencement of each director’s term in May 2017, resulting in a value of $19,121. All directors are reimbursed for expenses incurred in connection with attendance at meetings. The compensation received by Mr. Rooke as an employee is shown in the “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Brian J. Henry	20,396	-	20,396
David Rooney	25,495	-	25,495
Michael A. Lisi	23,582	-	23,582
Joseph M. Nowicki	25,495	-	25,495

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	Each stockholder known by us to beneficially own more than 5% of our common stock;
•	Each of our directors;
•	Each executive officer named in the Summary Compensation Table in “Executive Compensation”; and
•	All directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned	Owned
A.S.V. Holding, LLC	3,350,000 (1)	34.11%
Gilder, Gagnon, Howe & Co. LLC	1,211,662 (2)	12.34%
Manitex International, Inc.	1,080,000 (3)	11.00%
First Wilshire Securities Management, Inc.	520,810 (4)	5.30%
Andrew M. Rooke, Chairman and Chief Executive Officer	8,506	*
Melissa How, Chief Financial Officer	1,326	*
Brian J. Henry, Director	2,187 (5)	*
David Rooney, Director	2,187	*
Michael A. Lisi, Director	2,187	*
Joseph M. Nowicki, Director	2,187	*

*	Less than one percent (1%)
(1)	Based on Schedule 13G filed February 13, 2018.
(2)	Based on Schedule 13G/A filed March 8, 2018.
(3)	Based on Schedule 13G filed February 12, 2018 and a Form 8-K filed by Manitex International, Inc. on March 2, 2018 reporting sale of 1,000,000 shares.
(4)	From 13G filed March 21, 2018.
(5)	Includes 2,187 shares that have vested but not settled under outstanding RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received from, and/or written representations from, such reporting persons, the Company believes that during fiscal year 2017 all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Terex and Manitex

As of April 13, 2018, Terex Corporation (“Terex”) owned 34.1% of our outstanding common stock, which was acquired during our initial public offering on May 11, 2017. As of April 13, 2018, Manitex International, Inc. (“Manitex”) owned 11% of our outstanding common stock, which was also acquired during the initial public offering.

Mr. Henry has been employed by Terex since 1993 and Mr. Rooke was an executive officer of Manitex from March 2007 through December 2016, each as further described in under “Matters to Come Before the Annual Meeting—Directors and Nominees.”

Background

A.S.V., Inc. was incorporated in Minnesota in July 1983. A.S.V., Inc. was a publicly traded company and listed on Nasdaq from 1994 until March 3, 2008, when Terex completed the acquisition of A.S.V., Inc. by means of a short form merger under Minnesota law.

In December 2014, (i) A.S.V., Inc. was converted to a Minnesota limited liability company and its name was changed to A.S.V., LLC, (ii) Manitex entered into a joint venture arrangement with Terex pursuant to which Manitex acquired a 51% stake in the Company, with Terex, through a wholly-owned subsidiary, retaining the remaining 49% (the “Joint Venture”) and (iii) Terex and Manitex entered into the Limited Liability Company Agreement of A.S.V., LLC (the “LLC Agreement”). Under the LLC Agreement, Manitex held 14,790,000 units of the Company, representing a 51% ownership interest in the Company, and Terex (through a wholly-owned subsidiary) held 14,210,000 units of the Company, representing a 49% ownership interest in the Company. The LLC Agreement provided for a five-person board of managers of the Company, of which two would be appointed by the wholly-owned subsidiary of Terex and three by Manitex.  The LLC Agreement granted certain consent rights for major actions to Terex and for restrictions on the transfer of the units of the Company and certain preemptive, liquidity and other sale rights.

Prior to our initial public offering on May 11, 2017, A.S.V., LLC converted into a Delaware corporation and changed its name to ASV Holdings, Inc., which we refer to herein as the “LLC Conversion”. Following the LLC Conversion, the LLC Agreement was no longer effective.

Since the formation of the Joint Venture, we have been party to three material agreements with Terex whereby Terex provided us with certain services and continues to lease us property: a Distribution and Cross Marketing Agreement, a Services Agreement and a lease.

Distribution and Cross Marketing Agreement

Effective December 19, 2014, the Company entered into a Distribution and Cross Marketing Agreement with Terex and Manitex (the “Cross Marketing Agreement”).  The Cross Marketing Agreement defined dealers and customers to which, and territories for which, Terex had the exclusive right, on behalf of the Company, to market the Company’s products under the Terex brand. The Cross Marketing Agreement also defined the compensation we paid to Terex for its machine sales selling expense, part sales selling expense, and general and administrative costs associated with such sales. In addition, for the provision of marketing services by Terex, the Company paid an annual fee of $250,000, subject to annual escalation of 3% plus 0.2% of net incremental sales. Unless terminated, the term of the Terex Cross Marketing Agreement was five years, and the parties had the option to renew for additional one-year terms. The Company expensed $1.2 million and $1.6 million for the years ended December 31, 2017 and 2016, respectively, under the Cross Marketing Agreement.

Terex no longer markets our ASV machines under the Cross Marketing Agreement and we are responsible for marketing all ASV machines to all distribution channels, but Terex continues to market ASV parts. Following the LLC Conversion and our initial public offering, Terex continued to market ASV parts and we were permitted to produce and sell Terex-branded ASV products to existing Terex dealers and continue to use applicable Terex trademarks, in each case pursuant to the Cross Marketing Agreement and the Winddown Agreement that we entered into with Terex and Manitex, which is described more fully below.

Services Agreement

Effective December 19, 2014, the Company entered into a Services Agreement with Terex (the “Services Agreement”) that set forth the terms under which Terex would provide certain services to the Company and the Company would retain access to certain services provided by Terex and the compensation related thereto. The scope of the Services Agreement covered, among other items, temporary transition services arising from the transfer of majority ownership to Manitex, third party logistics services for parts fulfillment, warranty and field service and information technology services for both transitional and ongoing services. Unless terminated, the term of the Services Agreement was specific to each service provided, and the parties had the option to agree to renew for additional one-year terms. The Company expensed $1.3 million and $1.4 million for the year ended December 31, 2017 and 2016, respectively, under the Services Agreement.

Pursuant to the Winddown Agreement described more fully below, Terex continued to perform services under the Services Agreement during a transitional period, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services, including information technology support and accounting input information for parts cost and pricing. As of April 5, 2018, we now perform the functions under the Services Agreement by using a combination of internal resources and purchased services.

Terex Lease

We entered into a lease agreement on December 19, 2014 (the “Terex Lease”), pursuant to which Terex leases to us a sixty-five-acre test track facility located three miles from our facility. The Terex Lease will expire in 2034 and we have an additional option to renew the lease for two consecutive renewal terms of twenty years each. Rent under the lease is currently $12,240 per year and increases 2% each year. We are responsible for all utilities, including sewer, water, heat and trash removal, furnished to or consumed on the leased property and we are required to maintain general liability insurance and “special form” commercial property insurance insuring the property.

Subsidy Agreement

We entered into a Subsidy Agreement with Terex Financial Services, Inc. (“TFS”), an affiliate of Terex, on March 12, 2015. Under this agreement, we agree to pay to TFS a subsidy amount based upon a subsidy percentage in exchange for TFS providing leasing and financing services to dealers, with such subsidy to be provided by TFS to the end-user purchaser of our products. We paid $0.4 million and $1.5 million for the years ended December 31, 2017 and December 31, 2016 to TFS in subsidy amounts.

Compensation for Mr. Rooke

Our Chief Executive Officer, Mr. Rooke, was historically compensated as an employee of Manitex. For more information on Mr. Rooke’s historical compensation from Manitex and compensation from us following the initial public offering in May 2017, see “Executive and Director Compensation—Executive Compensation” above.

Other Support

In addition to the material agreements with Terex noted above, Manitex also provided to us general corporate and administrative support as a majority owned subsidiary, such as insurance coverage, human resources support, tax administration, legal, investor relations, internal audit, insurance and information technology. Following the completion of our initial public offering in May 2017, we have found alternate sources for these services.

Material Agreements between Manitex, Terex and Us after the Initial Public Offering

In the discussion that immediately follows, we have summarized the terms of material agreements that we entered into in connection with the LLC Conversion and the initial public offering on May 17, 2017 and to govern our ongoing relationships with Terex and Manitex following the LLC Conversion and the initial public offering.

Separation Agreement

On May 11, 2017, we entered into a separation agreement with Manitex and Terex. The separation agreement provided for, among other things, the formal allocation of rights to assets and responsibility for liabilities relating to the Company’s business and the rights and responsibilities of Manitex and Terex for assets and liabilities unrelated to our business. To the extent any such assets and liabilities were not currently held by the party that retained such assets and liabilities, the separation agreement provided for the transfer of such assets and liabilities to the appropriate party. In general, neither we, Manitex nor Terex made any representations or warranties regarding any assets or liabilities of the other parties or any consents or approvals that may be required in connection with the transactions contemplated thereunder. The Company recorded charges for insurance and employee benefit costs from Manitex of approximately $2.7 million and $2.9 million for the years ended December 31, 2017 and 2016, respectively.

The separation agreement provided further assurances and covenants between Manitex, Terex and us to ensure that the separation of our business from Manitex and Terex was executed pursuant to our intent and that commercially reasonable efforts would be taken to do all things reasonably necessary to consummate and make effective the separation of our business from those of Manitex and Terex. The separation agreement also contained indemnification obligations of us, Manitex and Terex, as well as confidentiality and dispute resolution methods.

Winddown Agreement

On March 27, 2017, the Company, Terex and Manitex entered into an Agreement Regarding the Winddown and Termination of the Distribution and Cross Marketing Agreement and Services Agreement (the “Winddown Agreement”) pursuant to which Terex would continue to provide certain services to ASV under the Cross Marketing Agreement and the Services Agreement, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services including IT support and accounting input information for parts cost and pricing. The Winddown Agreement provided that these services would be performed in accordance with the terms of the Cross Marketing Agreement and the Services Agreement, as applicable, and that we would pay Terex for these services in accordance with the schedule of fees in those agreements.

By notice dated October 5, 2017, the Company provided notice to Terex and Manitex of the termination, effective as of April 5, 2018, of all services provided by Terex thereunder. Such notice also indicated that, also effective as of April 5, 2018, the Cross Marketing Agreement and Services Agreement shall also be deemed terminated. Since April 5, 2018, we have found other third-party service providers or have taken over responsibility for these functions ourselves.

Sales to Terex were approximately $0.3 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively. Sales to Manitex were approximately $0.025 million and $1.0 million for the years ended December 31, and 2016, respectively. The Company recorded purchases from Terex of approximately $6.5 million and $8.5 million for the years ended December 31, 2017 and 2016, respectively.

Receivables from affiliates include $67,000 due from Terex and $9,000 due from Manitex (total $76,000) at December 31, 2017 and $0.5 million due from Terex and $0.9 million due from Manitex (total $1,413) at December 31, 2016. Payables from affiliates includes $1.0 million due to Terex and $26,000 due to Manitex (total $1.0 million) at December 31, 2017 and $2.3 million due to Terex and $23,000 due to Manitex (total $2.3 million) at December 31, 2016.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions, which generally include transactions involving the Company and our directors, executive officers, nominees for director, beneficial owners of more than five percent of our common stock and members of the immediate families of the foregoing. This policy provides that transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee will also periodically monitor ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board submits the following report:

Audit Committee Report to Stockholders

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq Listing Rules. The Audit Committee operates under a written charter approved by the Board and held six meetings in fiscal 2017. A copy of the charter is available on the Company’s website at www.asvi.com by choosing the “Investor Relations” link and then clicking on the “Governance” section.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2017 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards Update No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended 2017 filed with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE

Joseph Nowicki, Chairman
Brian Henry
David Rooney
Michael Lisi

Principal Accounting Fees and Services

Fees billed to us by the firm UHY LLP for services rendered for 2017 and 2016 in the following categories and amounts were:

	Fiscal Year 2017	Fiscal Year 2016
Type of Service	(in thousands)	(in thousands)
Audit Fees	$314	$257
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$314	$257

(1)

This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings, and are inclusive of reimbursement of travel and travel-related expenses. Audit fees also include $83 for professional services rendered in connection with our registration statement on Form S-1 and amendments thereto related to our initial public offering.

All fees described above were approved by the Company’s audit committee.

Pre-Approval Policies and Procedures.

The Company’s audit committee has not adopted a policy or procedure for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, and consequently all audit and non-audit services are approved by the whole audit committee.

deadline for receipt of sTOCKHOLDER PROPOSALS and nominations for 2019 annual meeting of stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2019 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Secretary at the following address: 840 Lily Lane, Grand Rapids, MN 55744, Attention: Melissa K. How, Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2019 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than March 9, 2019, and must comply with the procedures of Rule 14a-8 under the Exchange Act and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2019 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such a proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For purposes of the 2019 annual meeting of stockholders, this means that such proposals or nominations must also be received by March 9, 2019. A copy of the relevant bylaw provision is available upon written request to our Secretary at the address provided above.

DISCRETIONARY VOTING AUTHORITY

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the Annual Meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the Annual Meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such a proposal or nomination is raised at that meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Secretary by phone at (218) 327-3434 or by mail to ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, MN 55744.

OTHER MATTERS

Upon written request addressed to our Secretary at 840 Lily Lane, Grand Rapids, MN 55744 from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2017 Annual Report on Form 10-K filed with the SEC.

Our Board does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Andrew Rooke
Andrew Rooke
Chairman and Chief Executive Officer

April 26, 2018

PROXY CARD

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0000379247_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Class I Directors Nominees 01 Brian J. Henry 02 David Rooney ASV HOLDINGS, INC C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/06/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/06/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000379247_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report is/are available at www.proxyvote.com ASV HOLDINGS, INC Annual Meeting of Stockholders June 7, 2018 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Andrew M. Rooke and Melissa How, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ASV HOLDINGS, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, local time, on Thursday, June 7, 2018, at ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, MN 55744, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side